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                                                                  Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Hercules Incorporated on Form S-8 (Registration Nos. 33-37279, 33-21668, 33-21667, 33-47664, 33-51178, 33-52621, 33-66136, 33-62314, 33-65352,
333-38795, 333-38797 and 333-68863) and on Form S-3 (Registration Nos. 333-63423
and 333-29225) of our report dated January 25, 2002 (except for note 2, New accounting pronouncements, and note 18, Subsequent event, which are as of November 8, 2002), relating to our audits of the consolidated financial statements of BetzDearborn Canada, Inc. as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001, which report is included in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Mississauga, Ontario
December 11, 2002